Exhibit 99.1

Xylem Inc.

301 Water Street SE, Suite 200

Washington, DC, 20003

Tel +1.914.323.5700

Contacts:	Media	Investors
	Houston Spencer +1 (914) 323-5723	Andrea van der Berg +1 (202) 869-9151
	houston.spencer@xylem.com	andrea.vanderberg@xylem.com

Xylem Announces the Redemption of its 2.250% Senior Notes due 2023

Washington, D.C., November 10, 2022 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, announced today that it will redeem the entire €500 million aggregate outstanding principal amount of its 2.250% Senior Notes due 2023 (CUSIP Number: 98419M AG5 and ISIN Number: XS1378780891) (the “Notes”) on December 12, 2022 (the “Redemption Date”).

The Notes will be redeemed at a price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the Notes) plus 40 basis points; together with, in each case, accrued and unpaid interest on the principal amount of the Notes, but not including, the Redemption Date.

A copy of the notice of redemption may be obtained from Deutsche Bank AG, London Branch, as paying agent. The paying agent is located at Winchester House, 1 Great Winchester Street London EC2N 2DB, United Kingdom.

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About Xylem

Xylem (XYL) is a leading global water technology company committed to solving critical water and infrastructure challenges with innovation. Our 17,000 diverse employees delivered revenue of $5.2 billion in 2021. We are creating a more sustainable world by enabling our customers to optimize water and resource management, and helping communities in more than 150 countries become water-secure. Join us at www.xylem.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “contemplate,” “predict,” “forecast,” “likely,” “believe,” “target,” “will,” “could,” “would,” “should,” “potential,” “may” and similar expressions or their negative, may, but are not necessary to, identify forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release are discussed under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).

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